Exhibit 10.3.6

AMENDMENT NO. 6
to the COLLABORATION AND LICENSE AGREEMENT

This Amendment No. 6 (this “Amendment No. 6”) to the Collaboration and License Agreement (the “Agreement”) by and between Sandoz AG, a Swiss corporation with offices located at Lichtstraβe 35, CH 4056 Basel BS, Switzerland (“Sandoz”) and Momenta Pharmaceuticals, Inc., a Delaware company with offices located at 301 Binney Street, Cambridge, MA 02142 U.S.A. (“Momenta”) is made effective as of November 30, 2018 (the “Amendment No. 6 Effective Date”). Sandoz and Momenta may hereafter be referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS, Sandoz and Momenta entered into a Collaboration and License Agreement effective as June 13, 2007, as amended by: (i) Amendment No. 1 dated April 25, 2008, (ii) a letter agreement dated December 22, 2008; (iii) Amendment No. 2 dated December 14, 2009 but made effective as of November 1, 2009; (iv) Amendment No. 3 dated April 1, 2011; (v) Amendment No. 4 dated May 26, 2016; and (vi) Amendment No. 5 dated November 30, 2017 (collectively, the “Agreement”);

WHEREAS, Sandoz wishes to develop the Copaxone-Referenced Product for purposes of commercializing the Copaxone-Referenced Product in the Field in the countries set forth in Schedule 1 attached hereto (the “Sandoz Territories”), which may be amended as agreed upon by the Parties from time-to-time, such agreement not to be unreasonably withheld conditioned or delayed;

WHEREAS, Momenta agrees that Sandoz shall have the right, without any further obligation to Momenta, to develop and commercialize the Copaxone-Referenced Product for the Sandoz Territories;

WHEREAS, except as otherwise set forth below, Sandoz agrees that Momenta shall have no obligation to support the Development or Commercialization of the Copaxone-Referenced Product in the Sandoz Territories; and

WHEREAS, the Parties now desire to amend the Agreement to reflect mutually agreed upon revised terms.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Parties hereto, intending to be legally bound, do hereby agree that the Agreement shall be amended as follows:
1.The Parties hereby agree that Sandoz shall have the right, without any further obligation to Momenta, to develop the Copaxone-Referenced Product for commercialization in the Sandoz Territories. For the avoidance of doubt, with respect to the Copaxone-Referenced Product, the Sandoz Territories shall be excluded from the definitions of “Region” (Section 1.113) and “Territory” (Section 1.134).

2.In connection with Sandoz’s development of the Copaxone-Referenced Product for commercialization in the Sandoz Territories, the Parties hereby agree that:
a.all licenses granted by Sandoz to Momenta with respect to the Copaxone-Referenced Product for the Sandoz Territories shall terminate;
b.Momenta hereby agrees and covenants that it shall not, directly or indirectly, sue, assert, enforce, permit or bring any action or proceeding, against Sandoz, or any of its respective Affiliates, or any of their shareholders, licensees, sublicensees, suppliers, importers, manufacturers, distributors, partners, or any successors or assigns of the foregoing, with respect to the development or commercialization of the Copaxone-Referenced Product in or for the Sandoz Territories. Furthermore, notwithstanding Paragraph 1 of this Amendment No. 6, the Parties agree that Section 2.7 (Freedom to Operate) of Amendment No. 5 dated November 30, 2017, shall apply mutatis mutandis to this Amendment No. 6 (i.e., as if the Sandoz Territories were included within the Territory);
c.Momenta shall cease to use, in the Sandoz Territories, all clinical, technical and other related reports, records, data, information and materials relating to the Copaxone- Referenced Product, and Momenta shall assign to Sandoz, for use in the Sandoz Territories, all of its right, title and interest in and to such materials. Momenta shall use Commercially Reasonable Efforts to deliver to Sandoz, at Sandoz's expense, one (1) copy of each physical embodiment of the aforementioned items within thirty (30) days after the Amendment No. 6 Effective Date. For the sake of clarity, as long as Sandoz is developing and/or commercializing the Copaxone- Referenced Product in or for the Sandoz Territories, Momenta shall not, directly or indirectly: (i) use such clinical, technical and other related reports, records, data, information and materials relating to the Copaxone-Referenced Product in or for the Sandoz Territories; or (ii) develop, produce, manufacture or commercialize the Copaxone-Referenced Product in or for the Sandoz Territories.
d.Momenta shall promptly return to Sandoz all materials and records in Momenta’s possession or control containing Confidential Information of Sandoz which solely relates to the Copaxone-Referenced Product, only with respect to the Sandoz Territories; and
e.the financial and related payment obligations of Sandoz under the Agreement, with respect to the Copaxone-Referenced Product for the Sandoz Territories, shall terminate as of the Amendment No. 6 Effective Date.
3.Momenta agrees to perform release testing activities for test methods TP- 335 (ID by indirect monoclonal ELISA) and TP-345 (Cell based Il-4 potency assay) for the Copaxone-Referenced Product for the Sandoz Territories until such methods are transferred to PPD, Middleton Wisconsin. Momenta will have no other obligation to provide Development or Commercial support with respect to the Copaxone-Referenced Product in or for the Sandoz Territories.
4.All other terms of the Agreement not amended by this Amendment No. 6 shall remain in full force and effect. Notwithstanding anything to the contrary set forth in the Agreement, the terms and conditions of this Amendment No. 6 shall survive the expiration or earlier termination of the Agreement.
5.All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement.

6.This Amendment No. 6 may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment No. 6 may be executed by facsimile or electronically transmitted signatures, such as by portable electronic document (PDF), and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

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IN WITNESS WHEREOF, this Amendment No. 6 to the Agreement has been executed by the authorized representatives of each Party and shall be in full force and effect as of the Effective Date first above written.

SANDOZ AG	MOMENTA PHARMACEUTICALS, INC.
By: /s/ GEORG RIEDER Name: Georg Rieder Title: CFO By: /s/ PHILIPP GOPPELSROEDER Name: Philipp Goppelsroeder Title: Head Finance Sandoz AG	By: /s/ CRAIG A. WHEELER Name: Craig A. Wheeler Title: President & CEO

Schedule 1

Sandoz Territories
Argentina
Mexico